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                              THE TIREX CORPORATION

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                              CONSULTING AGREEMENT


         WHEREAS, The Tirex Corporation hereinafter (the "Company") proposes to retain Donald J. Hommel and Jack Ehrenhaus or their respective companies NAIS Corporation and Gracemoor & Co. as financial advisors and consultants (hereinafter "Consultants") for a period of three years, with a two-year payout, from the date hereof on the terms set forth herein; and

         WHEREAS, the Consultants have represented that they have special expertise and experience in the fields of financial relations and in fulfilling financial needs of developing entities such as the Company; and

         WHEREAS, the Company and the Consultants have had a previous relationship enhancing Consultant's ability to assist the Company in an expeditious and first class professional manner; and

         WHEREAS, the Consultants have or will provide the Company with specific recommendations as to how and when to improve the Company's financial position, the Company's relations with the financial community and various of its potential strategic business alliances and methods to improve the Company's near and long term business plans and prospects.

         NOW THEREFORE IT IS ON THIS 22ND DAY OF SEPTEMBER, 2000 AGREED AS
FOLLOWS:

         1. Subject to the terms and conditions set forth herein the Company retains Consultants as financial consultants for a term of three years, with a two-year payout.

         2. Consultants have represented that they individually and/or collectively have the time, financial resources, expertise, contacts with necessary third parties, and existing knowledge of the Company's finances to ensure that they will be able to significantly assist the Company in meeting its objectives as previously outlined to Consultants and as otherwise specified herein.

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         3.   In consideration for the satisfactory performance of the
objectives and assignment mutually agreed to and performed by Consultants, the Company will issue to Consultants up to 5% shares of Common Stock on the terms and conditions set forth herein. Shares will be issued over a two-year period on a quarterly per year basis,

         4. The objectives to be achieved by the Company with which the Consultants are expected to assist the Company within the first three (3) months include the following:

              a. Assist and advise for providing working capital for the Company as needed from time to time and as directed by the Board of Directors through a debt or equity offering on terms satisfactory to the Company.

              b. Assist and advise for providing the Company with financing as and if required for the completion of construction of the first TCS-1 System, which Bridge Financing will be repaid by the Company from the proceeds from the secondary offering.

              c. Improving the Company's relationship with the financial community, and through the introduction of the Company's management and Consultants to security analysts, broker dealers, including market makers, and retail stock brokers.

              d. Provide specific plans appropriate methods of expanding the Company's domestic and foreign operations.

              e. Devise methods of conducting worldwide operations including methods of conducting sales and marketing, manufacturing and licensing.

              f.   Evaluation of the Company's financial requirements.

              g.   Assistance in the preparation of budgets and business plans

              h. Identifying and introducing to the Company research and financial public relations firms capable of producing market and financial analyses of, and promoting, the Company so as to create, develop, and sustain an effective presence in the public and private securities markets.

         5.   During the second quarter the following:

              a. Introducing the Company's management to institutional investors.

              b. Advising as to strategic manufacturing alliances domestic and foreign.

              c. Advice and assistance in connection with mergers, acquisitions, consolidations, joint ventures, and similar corporate finance transactions.

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         6.   During the final six (6) months, the Consultants duties shall include:

              a. Assisting management in structuring, identifying appropriate sources for, and negotiating further debt or equity financing in the public or private markets during the three-year period commencing as of the date hereof.

              b. Identifying and introducing to the Company appropriate second and/or third or second tier brokerage firms to act as underwriters for the initial sales, and as market makers for the continued secondary trading, of the common stock of the Company in the over-the-counter market;

              c. Identifying and introducing to the Company appropriate institutional investors interested in early growth stage, comparatively high risk companies such as the Company;

              d. Assisting the Company to prepare and position it for inclusion in the NASDAQ "small Cap" market, or National Market.

         7. The list of objectives set forth above, please also reference attachment, Investment Banking Timeline, dated September 20, 2000, herein included and forming part of this agreement, may be modified from time to time by the Board of Directors which shall promptly notify Consultants. Each specific assignment shall be outlined and approved by Consultants and the Board of Directors and implemented timely by the Consultants.

         8. The performance of the Consultant of all assignments shall be evaluated by the Board of Directors which shall give its approval in writing, the issuance of which approval shall not be unreasonably withhold provided the Consultant has successfully contributed to the completion of the Company's objectives. The Board of Directors shall have sole and final authority as to whether the Consultant's Agreement shall be extended for an additional three (3) months, which approval shall be a prerequisite to proceeding to the next succeeding three (3) month's assignment period. Termination with cause only

         9. Of all the shares of Common Stock to be issued pursuant to this agreement, per paragraph 3, i.e., upto 2.5% the first year and upto 2.5% the second year, 25% per quarter per year will be registered and issued pursuant to a Form S-8. Should the Consultants attain, prior to the end of the two-year payout period, the inclusion of the Company in the NASDAQ "small cap" market, or National Market, the balance of the shares to be issued shall immediately be registered and issued pursuant to a Form S-8.

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         10.  The Company shall reimburse Consultants for reasonable out-of-pocket expenses which shall not include expenditures over $500 which must receive prior approval from the Company or Consultants home office expense.


         11. The Consultants shall not engage in any business which competes directly and indirectly with that of the Company, and will devote their energy and skill to complete their assignments in a professional and timely manner. All trade secrets, confidential information and data, know how, proprietary data, technical or financial, shall be maintained in the strictest confidence by Consultants and will not be disclosed to any third party, including shareholders of the Company without the express written prior consent of the Company, and on an absolute need to know basis. Consultants shall execute confidentiality and non-compete agreements simultaneously with the execution of this agreement. Consultant's also shall not disparage, orally or in writing, the Company, or any of its officers, directors, consultants, Attorneys or Accountants and will, during the course of this agreement and for two years thereafter continue to hold the Company and the officers directors, consultants, attorneys and accountants in a good light. Any breach of this provision shall effect an immediate termination of this agreement and no further obligation shall be owned to either in the immediate forfeiture of all shares issued or otherwise issuable to Consultants.

         12. In the event that either or both of the Consultants, become disabled or refuse or neglect to perform any assignment in a timely and professional manner, in the sole opinion of the Board of Directors, this Agreement shall be deemed terminated and all obligations of the Company to Consultants shall cease and any compensation previously paid or stock previously issued to consultants shall constitute the sole compensation due Consultants hereunder. Nothing contained in this paragraph shall constitute a waiver by either party of any other rights they might have under this agreement. Tirex agrees to pay Consultants up-to-date of termination.

         13. All disputes arising hereunder shall be resolved exclusively through Arbitration conducted by the International Chamber of Commerce in Montreal, Canada, or with the consent of the Company, by the American Arbitration Association. Each party shall select one Arbitrator, both of whom shall select the third Arbitrator. If there is any breach of this provision, or threat thereof, the breaching party shall pay the non-breaching party's entire costs, associated with the breach, including Counsel fees.

         14. This Agreement shall be binding on the parties' heirs and successors and may not be assigned by Consultants without the express prior written consent of the company. This Agreement is also subject to the prior approval by the Board of Directors of the Company.

                          SIGNATURES ON FOLLOWING PAGE

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                                       THE TIREX CORPORATION



                                       By: /s/ JOHN L. THRESHIE JR.
                                          -------------------------------------
                                          John L. Threshie Jr., President / CEO




                                       By: /s/ LOUIS SANZARO
                                          -------------------------------------
                                           Louis Sanzaro, Director


AGREED TO ON 22nd SEPTEMBER, 2000


By: /s/ DONALD J. HOMMEL
    ----------------------------
    Donald J. Hommel, Consultant
    Gracemoor & Co.



By: /s/ JACK EHRENHAUS
    ----------------------------
    Jack Ehrenhaus, Consultant
    NAIS Corporation

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